Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated December 21, 2011 on the financial statements and financial highlights of the Victory Portfolios included in the Annual Report to Shareholders for the fiscal year ended October 31, 2011 in Post-Effective Amendment Number 98 to the Registration Statement (Form N-1A, No. 33-8982) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

February 22, 2012